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                                                                    EXHIBIT 99.1

For more information contact:
Paula Sirois
www.bankrate.com
561-630-1249
psirois@bankrate.com
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FOR IMMEDIATE RELEASE
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                    Ilife.com changes name to Bankrate, Inc.

  Bankrate, Inc. name change reflects strategic focus on high volume financial services

NORTH PALM BEACH, FLA. - September 25, 2000 - The Board of Directors of ilife.com, Inc. (NASDAQ: ILIF) has officially approved the company's decision to change the company name to Bankrate, Inc.. The name change was effective as of September 18, 2000. In connection with the name change, the Company's Nasdaq National Market symbol will change to "RATE" effective on September 25, 2000.


"Our reason for the change is to better reflect our focus on our leading Internet financial services website after successfully divesting several ancillary assets over the past quarter," explained Elisabeth DeMarse, President and CEO. "www.bankrate.com is the trusted source of interest rate and transaction information and analysis for the most significant areas of consumer spending and savings: housing, credit cards, auto loans, checking accounts, CD's and savings. There is enormous brand equity and clarity in the Bankrate name that we can now leverage with this change."


"Over twenty years, Bankrate has established deep domain expertise in the consumer money market arena," continued DeMarse. "This is an impressive position to hold and we continue to experience rapid growth from this
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core business. And we are enjoying our best year ever. Our online revenue growth, propelled by the growth of the Internet, was 84% for the first half of this year."

"Our mission is to be the leading destination for consumer banking and money market activity. The Board and the senior management team understood that a stronger focused approach on our core business would be the most effective means of building shareholder value for our company," Chairman of the Board, Jeff Cunningham, explained. "We have curtailed expenses, reduced staffing, eliminated excess marketing spending and streamlined our operations very effectively over the past two quarters. Our immediate initiative today is to strengthen our financial performance and capitalize on the enormous market volume that products and services participate in and enable. We believe this is the best and surest means for our company to drive growth and positive cashflows, and reach profitability."


Viewed as one of the best and most diverse personal finance sites, Bankrate.com has built a sizeable base of loyal users and partners. This unique combination, and the synergy of an award-winning editorial and research team, reflects Bankrate's new identity in this leadership position.


About Bankrate.com

Bankrate.com is owned and operated by Bankrate, Inc. (formerly ilife.com, Inc). Bankrate.com is the Internet's leading consumer banking marketplace, with an average of 1.6 million unique visitors per month connecting with over 4,000 financial institutions in 126 markets in 50 states. Bankrate operates a portfolio of personal finance channels, including banking, investing, taxes and small business finance. It is the leading aggregator of 100 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CD's, checking and ATM fees, home equity loans and online banking fees.

Bankrate provides financial applications and information to a network of over 120 partners including NBCi (NASDAQ: NBCI), Yahoo (NASDAQ: YHOO), America Online (NYSE: AOL), CNN and Smart Money. The company's information is also distributed through more than 120 national and state publications.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act. Investors are cautioned that actual results could differ materially from those anticipated by such statements and are advised to consult our current SEC filings for additional information concerning risk factors that affect the Company's business.